Exhibit 10.2

CONMED HEALTHCARE MANAGEMENT, INC.
2007 STOCK OPTION PLAN
AMENDMENT NO. 3

Pursuant to Section 12.1 of the Conmed Healthcare Management, Inc. 2007 Stock Option Plan (the “Plan”) and in accordance with the resolutions of the Board of Directors of Conmed Healthcare Management, Inc. (the “Company”) adopted on July 11, 2011, the Plan is hereby amended by inserting the following sentences immediately following the last sentence of Section 6.1.2 of the Plan:

Notwithstanding the foregoing or any provision in the Plan to the contrary, in the event that the Company enters into a definitive plan of merger or consolidation that provides for the cancellation of all Options and the payment in cash or other property therefor, the Options shall be deemed automatically amended, modified or otherwise adjusted in accordance with the terms of such definitive plan of merger or consolidation.